SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 15, 2012

American Sands Energy Corp.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-53167	87-0405708
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

4760 South Highland Drive, Suite 341, Salt Lake City, Utah	84117
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 699-3966

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

On June 15, 2012, the Board of Directors of American Sands Energy Corp. (the “Company”) approved a Management and Services Agreement (the “Agreement”) with Life Power & Fuels LLC (“LIFE”). Under the Agreement, LIFE will provide to the Company with general corporate advisory services, financial advisory services, merger acquisition services, equipment leasing, lines of credit, equipment financing, and other debt or credit facilities. In exchange for services, the Company will pay LIFE a monthly fee of $25,000 which will be accrued until the Company raises a minimum of $3,500,000 in an equity or debt offering. At such time, LIFE will have the option to convert all outstanding accrued amounts into the equity or debt instruments issued by the Company in such offering. The term of the 36-month Agreement commenced on April 1, 2012, and renews automatically for an additional 12 months on each succeeding anniversary unless terminated in writing by either party. Various members of LIFE’s management and owners are also affiliated with the Company including Messrs. Carlson, our CFO, Rosenfeld, our President, and Mooney, our Audit Committee Chairman. A copy of the Agreement is included as an exhibit to this report.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 15, 2012, the Board of Directors of the Company approved an amendment to the Amended and Restated Employment Agreement between the Company and Robin Gereluk, our Chief Operating Officer (the “Employment Agreement”). The Employment Agreement was amended to extend by one year the date under which the agreement would become null and void to March 31, 2013, if the Company has not completed a financing of $10 million or more. A copy of the amendment is included as an exhibit to this report.

Also on June 15, 2012, the Compensation Committee recommended that each director receive grants options to purchase 75,000 shares of the Company’s common stock for prior service on the board of directors. The Board of Directors approved the grants. These five-year options will have a two-year vesting schedule, with 1/3 vesting immediately, 1/3 on the first anniversary date of the grant, and 1/3 on the second anniversary date. The exercise price of the options will be $1.15 per share. The options were granted under, and will be subject to the terms and conditions of, our 2011 Long-term Incentive Plan.

Item 8.01	Other Events.

Annual Shareholders’ Meeting

On June 15, 2012, the Board of Directors of the Company approved holding the Annual Shareholders’ Meeting at 10:00 a.m. local time on August 28, 2012, in Salt Lake City, Utah.

At the meeting, the Company will elect six directors, ratify the appointment of the Company’s independent registered public accounting firm for its fiscal year ending March 31, 2013, and conduct such other business as may properly come before the annual meeting. The Nominating and Governance Committee has recommended, and the Board has accepted the recommendation of the Committee to nominate each of the current directors (except Mr. Larson who has refused to stand for reelection) for reelection. Also, the Audit committee has recommended and the Board has appointed Tanner, LLC, our current auditor, to serve as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2013.

The Company’s shareholders of record at the close of business July 2, 2012, will receive notice of the annual meeting. Such notice will include the Company's 2012 Information Statement and 2011-12 annual report on Form 10-K, to be filed with the SEC on or about June 27, 2012.

Rule 14a-8 Proposal Deadline

Because there was no Annual Shareholders’ Meeting held during the fiscal year ended March 31, 2012, in accordance with Rule 14a-8 under the Exchange Act, shareholder proposals for inclusion in the proxy statement or related materials for the meeting must be delivered to, or mailed to and received by the Corporate Secretary for American Sands Energy Corp., 4760 South Highland Drive, Suite 341, Salt Lake City, Utah 84117, on or before July 20, 2012. Shareholder proposals must comply with the requirements of Rule 14a-8, and may otherwise be omitted.

Removal of Committee Member

On June 15, 2012, the Board of Directors removed Barry Larson as a member of the Audit and Compensation Committees.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Management and Services Agreement dated April 1, 2012, with Life Power & Fuels LLC
99.2	Amendment to Employment Agreement dated June 15, 2012, between the Company and Robin Gereluk

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Sands Energy Corp.

Date: June 21, 2012	By	/s/ William C. Gibbs
William C. Gibbs, Chief Executive Officer

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